Exhibit 99.1
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      To
Commission file number 1-10254
TOTAL SYSTEM SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN
TOTAL SYSTEM SERVICES, INC.
ONE TSYS WAY
COLUMBUS, GEORGIA 31901
(706) 649-2310

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Financial Statements
December 31, 2008, 2007, and 2006
(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP
Suite 2000
303 Peachtree Street, NE
Atlanta, GA 30308
Report of Independent Registered Public Accounting Firm
The Plan Administrator
Total System Services, Inc.
  Employee Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Total System Services, Inc. Employee Stock Purchase Plan (the Plan) as of December 31, 2008 and 2007, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2008 and 2007, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
April 15, 2009
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2008 and 2007

	2008	2007
Assets

Common stock of Total System Services, Inc., at fair value — 1,862,802 shares (cost $40,804,841) in 2008 and 1,432,874 shares (cost $34,401,542) in 2007	$26,079,226	40,120,467
Dividends receivable	122,992	86,094
Contributions receivable	725,490	678,096

	$26,927,708	40,884,657

Plan Equity

Plan equity (3,952 and 3,928 participants in 2008 and 2007, respectively)	$26,927,708	40,884,657

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Dividend income	$443,434	4,123,361	462,079
Realized (loss) gain on distributions to participants (note 5)	(1,510,750)	6,786,714	683,487
Unrealized (depreciation) appreciation in common stock of Total System Services, Inc. (note 4)	(20,444,540)	(3,811,779)	11,281,738
Contributions:
Participants	11,490,341	10,668,877	10,074,831

Participating Employers:
Total System Services, Inc.	4,562,277	4,188,585	4,013,801
Columbus Depot Equipment Company	215	206	190
Columbus Productions, Inc.	43,325	40,830	40,147
TSYS Canada, Inc.	62,451	54,578	48,955
TSYS Total Debt Management, Inc.	88,872	97,032	81,739
ProCard, Inc.	86,474	83,428	84,769
TSYS Acquiring Solutions, L.L.C.	563,313	586,276	541,160
TSYS Loyalty, Inc.	150,551	147,771	129,317
TSYS Technology Center	125,934	111,118	97,240
TSYS Staffing	62,175	499	—
TSYS Prepaid	—	24,444	—

Total employer contributions	5,745,587	5,334,767	5,037,318

(Decrease) increase in Plan equity before withdrawals	(4,275,928)	23,101,940	27,539,453

Withdrawals by participants — common stock of Total System Services, Inc., at fair value (475,504 shares in 2008, 1,017,687 shares in 2007, and 765,391 shares in 2006) (note 5)	(9,681,021)	(29,638,418)	(16,508,699)

(Decrease) increase in Plan equity	(13,956,949)	(6,536,478)	11,030,754

Plan equity at beginning of year	40,884,657	47,421,135	36,390,381

Plan equity at end of year	$26,927,708	40,884,657	47,421,135

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(1)	Description of the Plan

The Total System Services, Inc. Employee Stock Purchase Plan (the Plan) was implemented as of October 1, 1984. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and subsidiaries’ employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and by TSYS and its subsidiaries (the Participating Employers).

TSYS serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

All employees who work 20 hours per week or more are eligible to participate in the Plan on the first payroll date after completing three months of continuous employment. Employees of TSYS or TSYS affiliates who are employed in a country other than the United States and are eligible to participate in a compensatory stock plan sponsored by TSYS or TSYS affiliates similar to the Plan that has been established pursuant to the laws of that country are not eligible to participate in the Plan.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum allowable contribution ranges from 3% to 7% of compensation based on years of service. The minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. Participants are immediately vested in their contributions and Participating Employers’ matching contributions.

The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, and transaction costs which are included in the cost of each participant’s investment in common stock of TSYS.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Plan sponsor for a specified period of time. Effective January 23, 2002, the Plan was amended to allow employees to make unlimited withdrawals without their Participating Employers matching contributions being suspended.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of TSYS common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.

Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.
(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or his or her Participating Employer prior to the date of such amendment or termination.

TSYS reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that TSYS’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The investment in common stock of TSYS is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2008 and 2007 fair values were $14.00 and $28.00 per share, respectively.

The Plan’s investment in the common stock of TSYS is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Contributions to the Plan by TSYS and participating employees are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2008, Plan investments include 1,653 shares held by 8 terminated employees who have not yet requested distribution in accordance with the terms of the Plan.

Purchases and sales of TSYS common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.
(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(3)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their Participating Employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

(4)	Unrealized (Depreciation) Appreciation of Common Stock of TSYS

Changes in unrealized (depreciation) appreciation in common stock of TSYS are as follows:

	2008	2007	2006
Unrealized appreciation (depreciation) at end of year	$(14,725,615)	5,718,925	9,530,704
Unrealized appreciation (depreciation) at beginning of year	5,718,925	9,530,704	(1,751,034)

Unrealized (depreciation) appreciation for the year	$(20,444,540)	(3,811,779)	11,281,738

(5)	Realized (Loss) Gain on Withdrawal/Distributions to Participants

The (loss) gain realized on withdrawal/distributions to participants is summarized as follows:

	2008	2007	2006
Fair value at dates of distribution or redemption of shares of common stock of TSYS	$9,681,021	29,638,418	16,508,699
Less cost (computed on an average cost basis) of shares of common stock of TSYS distributed or redeemed	11,191,771	22,851,704	15,825,212

Total realized (loss) gain	$(1,510,750)	6,786,714	683,487